Filed Pursuant to Rule 433

Registration Nos. 333-264255 and 333-264255-02

$350 million World Financial Network Credit Card Master Note Trust (WFNMT), Series 2023-A

Joint-Lead Underwriters : RBC (str), BNP, CIBC, Truist

Co-Managers : Academy, BofA, JPM, Wells Fargo

-SEC-FILED CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL	S/F/D	E-FIN	L-FIN	BENCH#	SPREAD	YLD%	CPN%	PRICE
A	350.00	3.00	AAA/AAA/AAA	05/15/26	03/15/30	I-CRV	+135	5.079%	5.02%	99.98147

# Bloomberg GC I25; “Interpolate Curves”; “Mid YTM”

Expected Pricing : PRICED Offered Amount : $350,000,000

Expected Settle : 05/16/23 Registration : Public/SEC Registered

First Payment : 07/17/23 ERISA Eligible : Yes

Expected Ratings : S&P/Fitch/DBRS RR Compliance : US-Yes; EU-No; UK-No

BBERG Ticker : WFNMT 2023-A Min Denoms : $1k x $1k

BBERG SSAP : “WFNMT2023A”

Bill & Deliver : RBC

CUSIP............... ISIN...................

Class A : 981464 HL7 Class A : US981464 HL73

-MARKETING MATERIALS-

Preliminary Prospectus and Free Writing Prospectus (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.